UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2024

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38650	47-4619612
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Park Avenue

Suite 3350

New York, New York 10169

(Address of principal executive offices) (Zip Code)

(646) 885-8505

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	YMAB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2024, Y-mAbs Therapeutics, Inc., (the “Company”) entered into a license agreement (the “License Agreement”) with Nobelpharma Co., Ltd. (“Nobel”), effective October 23, 2024, pursuant to which the Company granted Nobel an exclusive license to develop and commercialize DANYELZA® (naxitamab-gqgk) or other formulations of naxitamab (the “Licensed Product”) for the treatment of patients with neuroblastoma and, potentially, relapsed osteosarcoma in Japan (the “Territory”).

The Company also agreed to license certain patents, and know-how related to the Licensed Product, including data and results and the Company’s regulatory materials and strategies, to the extent necessary in connection with Nobel’s efforts to obtain regulatory approval for and commercialize the Licensed Product in the Territory.

Nobel has agreed to use its commercially reasonable efforts to carry out development of the Licensed Product necessary to obtain regulatory approval for the Licensed Product in the Territory. The Company has agreed to bear 50% of certain development costs spent by Nobel for a specified Phase 1 study required for the development of the Licensed Product.

In connection with the execution of the License Agreement, Nobel will make an upfront cash payment to the Company of $2.0 million. Nobel is obligated to make additional payments of up to $31.0 million to the Company based on achievement of specified product milestones and commercial milestones relating to the Licensed Product. Nobel is also required to make low double-digit royalty payments on net sales of the Licensed Product in the Territory.

The License Agreement continues in force until terminated by either party, or until the later of (i) the expiration of the licensed patents, (ii) the date after which a biosimilar has garnered more than a specified percentage of the market, or (iii) 10 years after the product is first launched. Each party may terminate the License Agreement if the other party materially breaches the License Agreement and does not cure such breach within a specified period or if a party experiences certain insolvency events. In addition, Nobel may terminate the License Agreement in the event any safety issues arise with respect to Naxitamab and/or it is not economically or commercially reasonably to develop or commercialize the Licensed Product in the Territory.

The License Agreement contains representations, warranties, covenants, and indemnification provisions, subject to certain limitations.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the text of the License Agreement, a copy of which is attached to this Current Report on Form 8-K (“Form 8-K”) as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 4, 2024, the Company issued a press release with respect to the License Agreement described in Item 1.01 of this Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Form 8-K, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	License Agreement, entered into on October 29, 2024 and effective October 23, 2024, by and between Y-mAbs Therapeutics, Inc. and Nobelpharma Co., Ltd.
99.1	Press Release dated November 4, 2024
104	Interactive Data File (embedded within the Inline XBRL document).

+ Portions of this exhibit have been omitted because the information omitted is both not material and the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Y-MABS THERAPEUTICS, INC.

Date: November 4, 2024	By:	/s/ Michael Rossi
Michael Rossi
President and Chief Executive Officer